Exhibit 10.10

1 SCIENCE COURT

OFFICE LEASE

BETWEEN

WARZYN BUILDING ASSOCIATES, LANDLORD

AND

NIMBLEGEN SYSTEMS, INC.

AND NIMBLEGEN SYSTEMS, LLC, TENANT

Addendum

Exhibits A and B—Floor Plans

Exhibit C—Building Rules and Regulations

ii

1 SCIENCE COURT

OFFICE LEASE

THIS LEASE, made this 14th day of November, 2000, by and between WARZYN BUILDING ASSOCIATES, hereinafter referred to as the “Landlord”, and NIMBLEGEN SYSTEMS, INC. and NIMBLEGEN SYSTEMS, LLC, hereinafter collectively referred to as the “Tenant.”

WITNESSETH:

1. Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms, covenants, and conditions herein stated the premises on the bottom and first floors of 1 Science Court in Madison, Wisconsin (the “building”) as outlined on the floor plans attached hereto as Exhibits A and B and hereby incorporated and made a part hereof (the “Leased Premises”), together with the non-exclusive right of use of the common areas of the building, reserving to Landlord the right to use the roof and exterior walls. Exhibits A and B also indicate shared areas leased by one of the two tenants in the building but which can be used by the other party (the “Shared Area”).

2. Term of Lease. This Lease is for a term of thirty (30) months, commencing January 11, 2001, and terminating at 11:59 p.m. on July 10, 2003. Such period together with any options to extend as provided in the attached Addendum as to which Tenant has properly exercised its option to extend shall hereinafter collectively be referred to as the “term.” If possession of the Leased Premises is not delivered to Tenant by January 11, 2001, this Lease shall commence on the first day of the calendar month following the delivery of the Leased Premises to Tenant. To the extent Tenant suffers out-of-pocket expenses resulting from Landlord’s failure to deliver the Leased Premises to Tenant on or before January 11, 2001, Landlord shall, after Tenant has begun to occupy the Leased Premises, assign to Tenant, without cost or expense to Landlord, any rights Landlord has to collect damages from its previous tenant for its previous tenant’s failure to timely vacate. Tenant shall not have any further rights or remedies against Landlord for such delayed occupancy. If the Leased Premises are delivered and Tenant accepts possession on any day earlier than the first day of the calendar month, rental for the interim shall be paid by Tenant on a pro rata basis. Such earlier or later taking of possession shall not change the termination date of this Lease. If possession of the Leased Premises is not delivered to Tenant by March 11,2001, time being of the essence, Tenant shall have the right to terminate this Lease by giving Landlord written notice of termination on or after March 11, 2001 and prior to delivery of possession of the Leased Premises to Tenant.

3. Security Deposit. Tenant has paid Landlord at the execution hereof the amount of Seventy-Two Thousand Nine Hundred Thirty-Six Dollars ($72,936) as security (the “Security Deposit”) for the performance of the terms hereof by Tenant, which shall be returned to Tenant within thirty (30) days after the termination of the Lease if it has discharged its obligations to Landlord in full, although Fifty-Four Thousand Seven Hundred Dollars ($54,700) of the Security Deposit may be returned earlier as provided in the last sentence of this section. In the event of Tenant’s default, Landlord may, at its option, apply all or part of the deposit to cure such default in whole or in part. Landlord may, in its sole discretion, resort to any or all rights and remedies against Tenant before applying such deposit. Use of such deposit shall not prevent Landlord from exercising other rights or remedies provided by this Lease or at law or in equity. Throughout the term of this Lease, Tenant shall replenish any portion of the deposit used, applied or retained within ten (10) days of written demand therefor by Landlord. Landlord may commingle and invest the deposit without obligation to pay interest on or account for the deposit. Landlord may assign the deposit to any successor in interest, thereby releasing Landlord from liability therefor. Tenant may not assign the deposit without Landlord’s prior written consent. At such time as Tenant provides Landlord with a true and complete balance sheet, certified for accuracy and completeness by Tenant’s chief financial officer, which fairly depicts Tenant’s net worth (defined as Tenant’s tangible net assets, reasonably valued, less its liabilities) as depicted on Tenant’s balance sheet exceeds Nine Million Dollars ($9,000,000) and provided Tenant is not otherwise in default under this Lease (and would not be in default with the passage of time or the giving of notice or both), then Landlord shall return to Tenant Fifty-Four Thousand Seven Hundred Dollars ($54,700) of the Security Deposit. Tenant may from time to time substitute a standby letter of credit for all or a portion of the Security Deposit, in form and from a financial institution reasonably satisfactory to Landlord.

4. Rental Tenant shall pay Landlord Eighteen Thousand Two Hundred Thirty-Six Dollars ($18,236) per month as gross rent for the first lease year. A lease year shall be from February 1 through January 31 of the next succeeding year. Rent for any partial month at the beginning and end of the term shall be based on the then monthly rent multiplied by a fraction, the numerator of which is the number of days the Lease continues during such partial month and the denominator of which is the number of days in such month.

Each succeeding lease year, the Tenant shall pay the Landlord in equal monthly installments an amount equal to the annualized gross rent for the preceding lease year plus the product obtained by multiplying that rent by four percent (4%). By way of example, the annualized gross rent shall increase by four percent (4%) commencing February 1, 2002. The gross rent required by this Lease shall be paid to Landlord without notice or demand and without abatement, deduction, setoff or recoupment in advance by the first day of each month.

The rent payable hereunder is intended to be a gross rent and Landlord shall be responsible for and shall pay as and when due all ground lease rent, its mortgage payments, real estate taxes, property insurance and maintenance and operating costs of the real property except as otherwise expressly set forth herein to the contrary.

5. Services Provided.

a. Subject to the remaining provisions of this Paragraph 5, Landlord shall at Landlord’s sole cost, provide utilities, including water, gas, electrical, heating and air conditioning costs and snow removal.

b. Landlord shall at all times maintain the building as normally provided in an office facility located in the area in which the building is located. Provided Tenant is not in default hereunder, Landlord shall, at Landlord’s expense, provide the following services: (i) heat and air conditioning Monday through Friday from 7 a.m. to 6 p.m.; Saturdays from 8 a.m. to 2 p.m., excluding holidays, as is reasonably necessary for the comfortable occupancy and use of the Leased Premises under normal business operations and in the absence of the use of machines or equipment which affect the temperature otherwise maintained in the Leased Premises; (ii) hot and cold water from the regular building outlets for drinking, lavatory and toilet purposes only; (iii) electricity as provided by the local electric utility company through the building’s normal electric distribution system; (iv) window washing of the exterior of all windows in the Leased Premises, weather permitting at intervals to be reasonably determined by Landlord; and (v) such additional services on such terms and conditions as Landlord may from time to time reasonably determine.

c. Whenever heat generating machines or equipment, including, but not limited to, telephone equipment and computers, are selected by Tenant for use in the Leased Premises and such machinery or equipment adversely affects the seasonal temperature otherwise maintained by the building’s air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Leased Premises, or elsewhere in the building and the cost thereof, including, but not limited to, the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord as additional rent thereunder.

d. If, in Landlord’s reasonable opinion, Tenant is using electricity or electrical services of the building in an amount in excess of the amount normally used by tenants of the building for normal office use, Landlord may, at its option (i) charge Tenant directly an amount equal to Landlord’s estimate of Tenant’s use of electricity at the Leased Premises (based upon the rate of electricity then being charged to Landlord by the provider of electricity of the building), or (ii) install an electric meter to meter the use of electricity by Tenant at the Leased Premises, and bill Tenant for such excess electricity (i.e., amounts in excess of the amount normally used by tenants of the building for normal office use) based upon actual use, which Tenant shall pay, along with the cost of installing such meter, as additional rent hereunder.

e. Tenant agrees that Landlord shall not be liable, by abatement of rent, for damages, or otherwise, for failure to furnish or delay in furnishing any service, which failure or delay is caused, in whole or in part, by war, insurrection, civil disturbance, riots, acts of God, governmental action, repairs, improvements, alterations, strikes, lockouts or picketing (whether legal or illegal) inability to obtain electricity, fuel or supplies, accidents, casualties, acts caused directly or indirectly by Tenant (or Tenant’s agents, representatives, employees, licensees or invitees) or any other act or cause beyond the reasonable control of Landlord (collectively, “force majeure”). Any such failure or delay in furnishing any service shall be without any liability of Landlord to Tenant and shall not be deemed to be an eviction or disturbance in any manner of Tenant’s use and possession of the Leased Premises or relieve Tenant from its obligation to pay all rent when due or from any other obligation hereunder. Notwithstanding the foregoing, if the furnishing of any such service is interrupted for more than fifteen (15) consecutive days other than because of force majeure and such interruption materially impairs Tenant’s ability to conduct its business within the Leased Premises. Tenant shall have the right to terminate this Lease by giving Landlord written notice of termination at any time after the expiration of such fifteen (15) day period and prior to the resumption of service.

f. Tenant shall have twenty-four (24) hour, seven (7) days per week access to the Leased Premises. Tenant acknowledges and agrees, however, that access shall be subject to such safety protections as, by way of example but not limitation, use of access cards, as Landlord deems necessary or appropriate and that services shall be limited as provided in Subparagraph 5(b), above.

g. Tenant shall not waste power, heat, cooling or water, and shall comply with all applicable governmental regulations. Electricity shall only be used for illumination and operation of standard office and laboratory computers and equipment. If any nonstandard equipment is utilized, Landlord’s prior written consent shall be required and such equipment must be separately metered and such costs both for the metering and for the service itself shall be directly borne and paid for by Tenant. Landlord shall not be liable or responsible for interruptions in utility supplies regardless of the cause for such interruption except to the extent it results from Landlord’s intentional failure to pay its bills for such services when due or the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

h. Tenant shall make arrangements directly with the telephone company for telephone service in the Leased Premises desired by Tenant. Tenant shall pay the entire cost of all telephone charges with respect to the Leased Premises and for the maintenance and replacement of light fixtures, lamps, bulbs, tubes, ballasts and starters located within the Leased Premises, as well as exit sign bulbs.

6. Repairs and Maintenance. Landlord agrees to make all necessary repairs to the exterior walls, exterior doors, windows, corridors and parking lots of the building and to keep the building housing the Leased Premises and the exterior grounds in good repair and condition. Landlord agrees to keep all building equipment, such as elevators, plumbing, heating, air conditioning, and similar equipment in good repair, but shall not be liable or responsible for breakdowns or temporary interruptions in service where reasonable efforts are used to restore service. No compensation or claim or diminution of rent will be allowed or paid by Landlord by reason of inconvenience, annoyance or injury to business, arising from the necessity of repairing the Leased Premises or any portion of the building, however the necessity may occur.

Tenant agrees that it will make all interior, nonstructural repairs to the Leased Premises not required above to be made by Landlord and to do all redecorating, including carpeting, remodeling, alteration and painting required by it during the term. Notwithstanding anything contained in the first sentence of this Paragraph 6, Tenant will also pay for any other repairs to the Leased Premises or the building resulting from its negligence or wrongful intentional acts or that of its agents, employees or invitees and Tenant will also maintain the Leased Premises in a safe, clean, neat, and sanitary condition. All repairs and work by Tenant shall be done in a good and workmanlike manner and comply with insurance and governmental regulations.

7. Fire or Casualty. In the event the Leased Premises are wholly or partially destroyed by fire or other casualty covered by the usual form of fire and extended coverage insurance rendering them untenantable, Landlord shall, except as otherwise provided in the last sentence of this paragraph, rebuild, repair, or restore the Leased Premises to substantially the same condition as when the same were furnished to Tenant, and the Lease shall remain in effect during such period. Tenant shall bear the cost of any moving expenses incurred in moving its property and fixtures as a result of any casualty. In the event of total destruction, gross rent shall abate during the period of reconstruction, and in the event of partial destruction, such rent shall abate pro rata during the period of reconstruction. In the event, however, that the building containing the Leased Premises is damaged or destroyed to the extent of more than one-third of its replacement cost, Landlord may elect to terminate this Lease by notice to Tenant within sixty (60) days of the casualty.

If thirty-three percent (33%) or more of the square footage of the Leased Premises is damaged or destroyed by fire or other casualty, Landlord shall provide Tenant with written notice of the estimated time to repair such damage, such notice to be given within thirty (30) days after the date of such casualty. If Landlord reasonably estimates that the time to repair will be more than one hundred fifty (150) days, or if in any event Landlord fails to repair the damage within one hundred fifty (150) days of the date of such casualty (subject to force majeure), then in either event Tenant shall have the right to terminate this Lease by giving Landlord written notice of termination within thirty (30) days after receipt of Landlord’s estimate, or within thirty (30) days after the expiration of the one hundred fifty (150) day period, as applicable.

Tenant agrees to be responsible for its own property and any fire insurance policy carried by Tenant insuring its property located in or upon the Leased Premises shall contain a provision whereby the insurance carrier waives any right of subrogation against Landlord.

Each party hereby mutually releases and waives any and all rights of subrogation against the other party which, in the absence of this release and waiver, would arise in favor of any insurance company insuring either party against loss by fire, extended coverage, casualty and loss of any other type, resulting from damage to or destruction of the building of which the Leased Premises form a part.

Tenant agrees to comply with all rules and regulations of the Board of Fire Underwriters and the rules and regulations of the city, county, and state; provided that Tenant shall not be required to make any exterior or structural alteration or addition to the building.

8. Construction. Tenant has inspected the Leased Premises and knows its condition, acknowledges that no express or implied warranties have been made, and agrees to accept the Leased Premises in “AS IS” condition. Landlord is not required to perform any work in or about the Leased Premises to ready them for Tenant’s occupancy. Tenant may, however, reduce its first month’s base rent by Ten Thousand Dollars ($10,000) which Tenant covenants and agrees it will use to ready the Leased Premises for its occupancy.

Tenant shall pay for all other work required to make the Leased Premises ready for Tenant’s occupancy, but before doing its work, Tenant shall furnish Landlord with written plans and specifications for Tenant’s work and obtain Landlord’s written approval, which approval shall not constitute an agreement subjecting Landlord’s interest in the Leased Premises to liens nor otherwise create any principal-agent relationship between the parties. All Tenant’s work shall be done in a good and workmanlike manner, using first class materials. Prior to performing any such work, Tenant shall procure and deliver builder’s risk and liability insurance naming Landlord, its mortgagee, its ground lessor and its Building Manager as additional insureds. Tenant shall pay for such work when due and payable, and indemnify, defend and hold Landlord harmless therefrom, obtaining lien waivers therefor from all contractors, subcontractors, materialmen and laborers and delivering all such lien waivers to Landlord. However, should any claim for lien be filed against the Leased Premises, Tenant shall procure its discharge within thirty (30) days by payment or bonding. If Tenant fails to so discharge such lien, Landlord at its option may discharge the lien and treat the cost as rental payable with the next installment and without Landlord being deemed to waive or release Tenant’s default resulting from its failure to discharge the lien.

9. Use of Leased Premises. The Leased Premises described above are leased to Tenant for the sole purpose of conducting a business specializing in research and development in the fields of applied electronics and biotechnology, and Tenant agrees that it will use the Leased Premises in such manner as to not interfere with or infringe on the rights of other tenants in the building. Tenant agrees to comply with all applicable laws, ordinances, and regulations in connection with its use of the Leased Premises. Tenant shall not abandon the Leased Premises during the term, shall not commit or suffer waste or cause any nuisance or other act or thing to occur which disturbs the quiet enjoyment of any other tenant or which increases the insurance risk or would prevent the obtaining of insurance. Tenant acknowledges that the building is subject to an underlying ground lease with University Research Park, Inc. and a mortgage (together with other loan documents) to First Bank, N.A., and Tenant covenants and agrees not to take any actions or fail to take any actions that would cause Landlord to be in default under any such documents (or any successor, replacement or amended documents).

10. Janitorial Services. Tenant shall provide all janitorial services within the Tenant’s suite and common areas of the building using the cleaning service designated by the Building Manager. To the extent there is joint billing for such service with the tenants in the building, Tenant shall pay to Landlord within ten (10) days of billing, as additional rent, its proportionate share of such billing as reasonably determined by the Building Manager. Tenant shall use its good faith efforts to keep the common areas and its own space reasonably neat and clean.

11. Right of Parties. Landlord warrants Tenant shall have the right of peaceful possession of the Leased Premises during the term and so long as Tenant shall not be in default.

12. Assignments and Subleases. Tenant may not assign this Lease nor sublet the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, so long as (a) Landlord’s ground lessor and mortgagee consent and Tenant pays all costs associated with such consent; (b) the proposed user’s use of the Leased Premises will not adversely impact on other uses of the building and shall not result in increased wear and tear to the building or increased costs to Landlord; (c) the proposed user’s financial condition is equivalent to or better than that of Tenant at the time of entering into this Lease, as reasonably determined by Landlord; and (d) Tenant remains bound by all provisions of this Lease. This provision applies to both assignments by operation of law and voluntary assignments. Any sale or other transfer of a controlling interest in Tenant in one or more transactions shall, for purposes of this paragraph, be deemed an assignment of this Lease unless the transferee or purchaser continues the business in substantially the same manner. Landlord’s consent to any assignment or sublease shall not be deemed a consent to any subsequent assignment or sublease, nor shall it constitute a waiver or release of Tenant from any Lease covenants or conditions, and Landlord may collect rent and other payments direct from an assignee or subtenant without releasing Tenant from primary responsibility hereunder. Tenant shall pay Landlord all rent or other payments under any permitted assignment or sublease should such rent or payments exceed, on a per square foot basis, the rent or other payments payable under this Lease.

13. Injury and Loss. Tenant agrees to carry public liability insurance in an amount not less than Two Million Dollars ($2,000,000) for anyone person and Two Million Dollars ($2,000,000) for anyone accident, and Five Hundred Thousand Dollars ($500,000) property damage insuring Tenant, and shall name Landlord and its Building Manager, ground lessor and mortgagee, if any, as additional insureds and shall furnish a certificate evidencing such insurance coverage to Landlord.

Tenant shall maintain on all of its personal property in, on or about the Premises, an “all risk” property policy containing an agreed amount endorsement in an amount not less than one hundred percent (100%) of the full replacement cost valuation. The proceeds from any such policy shall be used by Tenant for the replacement of such personal property.

14. Eminent Domain. In the event any portion of the Leased Premises is taken from Tenant under eminent domain proceedings, Tenant shall have no right, title, or interest in any award made for such taking, except for any separate award made directly to Tenant for fixtures and improvements installed by Tenant or relocation costs. If all or a substantial portion (over one-third of the floor area) of the Leased Premises is taken under eminent domain, this Lease shall terminate when title vests in such condemning authority. Base rent shall abate, proportionately or in full as the case may be, from and after such date of taking.

15. Entry of Landlord. Landlord reserves the right to enter upon the Leased Premises at reasonable times for the inspection of the same, for showing to prospective purchasers and lenders and for maintenance and repairs, retaining an easement therefor including the installation of utility lines, and reserves the right, during the last six (6) months of the term, to show the Leased Premises at reasonable times, upon at least twenty-four (24) hours’ notice (either verbal or written) to Tenant, to prospective tenants.

16. Subordination of Mortgages. This Lease shall be subject and subordinate to the lien of any mortgage and/or ground lease provided the mortgagee and/or ground lessor shall recognize this Lease and agree not to disturb Tenant’s possession in the event of foreclosure if Tenant is not in default beyond any applicable notice and grace period. Tenant shall execute and deliver documents evidencing this subordination as may be required by any mortgagee or ground lessor within ten (10) days of Landlord’s request therefor.

17. Building Rules and Regulations. Tenant agrees to abide by all rules and regulations of the building reasonably imposed by Landlord from time to time for the cleanliness, good appearance, proper maintenance, good order, and reasonable use of the Leased Premises and the building and as may be necessary for the proper enjoyment of the building by all tenants and their clients, customers and employees. Any and all such building rules and regulations shall be commercially reasonable and uniformly applied to all tenants within the building. The building rules and regulations currently in force are set forth in Exhibit C attached hereto and made a part hereof.

18. Signs. Tenant shall not install any signs in or about the Leased Premises visible from the exterior of the building without the prior written consent of Landlord, with Landlord’s consent not to be unreasonably withheld so long as such signs comply with all applicable governmental laws, rules and orders; any other covenants or restrictions governing the Research Park; and the rights of any other tenants in the building. Landlord agrees to provide suitable directory signage to facilitate public identification of Tenant.

19. Surrender. At the expiration of the term, Tenant shall surrender the Leased Premises to Landlord, broom clean and in as good condition as they were in at the beginning of the term, ordinary wear and tear only excepted. Tenant shall remove all of its property and repair any damage caused by such removal. If Tenant holds over after the expiration or termination of this Lease, such holdover at Landlord’s option shall constitute a month-to-month tenancy at one and one-half (1.5) times the base rent, all without prejudice to such other rights and remedies as are available to Landlord under this Lease or at law or in equity.

20. No Waiver; Separability and Miscellaneous. The consent of Landlord in any instance to any variation of the terms of this Lease, or the receipt of rent with knowledge of any breach, shall not be deemed to be a waiver as to any breach of any covenant or condition herein contained, nor shall any waiver be claimed as to any provision of this Lease unless the same be in writing, signed by Landlord or Landlord’s authorized agent. No payment by Tenant or receipt by Landlord of a lesser amount than the rent or other payment herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other payment, nor shall any endorsement or statement on any check or any accompanying letter be deemed an accord and satisfaction, and Landlord may accept and collect on any such check or payment without prejudice to Landlord’s right to recover the balance thereof, or to pursue any other remedy. This Lease contains the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (subject to the limitations on assignment contained herein). The submission of this Lease for review or approval shall not constitute an offer to lease or otherwise entitle Tenant to any rights hereunder, and only a fully executed Lease shall be binding upon the parties. This Lease shall be governed by and construed under the laws of the State of Wisconsin.

If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, then the remaining terms and provisions of this Lease and any other application of such term or provision shall not be affected thereby.

21. Notices. Each provision of this Lease or any applicable laws or other requirements with reference to the sending, mailing, or delivery of any notice or the making of any payment shall be deemed to be complied with when and if the following steps are taken:

a. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Warzyn Building Associates and mailed to:

Warzyn Building Associates

c/o Oakbrook Commercial Real Estate, Inc.

P.O. Box 45530

Madison, WI 53744-5530

or to such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

b. Any notice or other document required or permitted to be delivered hereunder shall be given by personal delivery, by facsimile transmission, Federal Express or its equivalent, or by certified or registered mail postage prepaid, and deemed to be delivered when received at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

LANDLORD:	TENANT:
Warzyn Building Associates	Nimblegen Systems, Inc.
c/o Oakbrook Commercial Real Estate, Inc.	1 Science Court Madison, WI 53711
(For mail delivery)	Attn: President
P.O. Box 45530
Madison, WI 53744-5530
(For other deliveries:)
2 Science Court
Madison, WI 53711

22. Default. In the event Tenant fails to pay any rent or other payments due hereunder or fails to keep and perform any of the other terms or conditions hereof, time being of the essence, or if Tenant shall be adjudicated bankrupt or insolvent, or if a receiver or trustee should be appointed by reason of Tenant’s inability to pay its debts, or if any assignment shall be made of Tenant’s property for the benefit of creditors, then five (5) days after written notice of default from Landlord (unless the character of the default is such as to require more time and Tenant is exercising diligence in curing same), Landlord may, if such default has not been corrected, resort to any and all legal and equitable remedies or combination of remedies which Landlord may desire to assert, including, but not limited to, one or more of the following: (1) lock the doors to the Leased Premises and exclude Tenant therefrom; (2) enter the Leased Premises and remove all persons or property therefrom; (3) declare this Lease at an end and terminated; (4) sue for the rent due and to become due under the Lease; (5) declare all rent and other payments to Landlord for the unexpired remaining term to be immediately due and payable and recover as liquidated damages an amount equal to the difference between the base rent for the unexpired term of this Lease and the then rental value of the Leased Premises (discounted to present value at eight percent (8%)); (6) sue for any damages sustained by Landlord; and (7) continue the Lease in effect but terminating Tenant’s right of possession and relet the Leased Premises on such terms and conditions as Landlord may deem advisable with Tenant remaining liable for the monthly rent plus the reasonable cost of obtaining possession of the Leased Premises and of any repair or alterations necessary to prepare the Leased Premises for reletting, less the rentals received from such reletting, if any. No action of Landlord shall be construed as an election to terminate this Lease unless written notice of such intention be given to Tenant. Tenant agrees to pay as additional rental, all attorneys’ fees and other costs and expenses incurred by the Landlord in enforcing any of Tenant’s obligations under this Lease. All rights and remedies enumerated above shall be cumulative and none shall exclude any other right and remedy allowed by law or equity, which may be exercised and enforced concurrently or as occasion therefor arises, and Landlord’s failure to enforce same shall not be deemed a wavier of such default or a consent to its continuation.

Any amount due from Tenant to Landlord herein which is not paid when due shall bear interest at the lesser of twelve percent (12%) per annum or the highest interest rate allowed by law from the due date until paid; but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

If Tenant defaults in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, do such act, and if Landlord shall incur any charge or expense on behalf of Tenant under the terms of this Lease, the amount of the expense thereof shall be paid by Tenant to Landlord as additional rent together with the next monthly installment of base rent; provided, however, that the making of such payment or the doing of such act by Landlord shall not operate to cure such default by Tenant, or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

If Landlord fails to perform or observe any of the obligations on Landlord’s part to be performed or observed pursuant to this Lease, and such failure continues for thirty (30) days after written notice thereof is sent by Tenant to Landlord informing Landlord of such failure, then Landlord shall be deemed to be in default under this Lease; provided, however, that if the failure set forth in Tenant’s notice is such that it requires more than thirty (30) days to correct, Landlord shall not be deemed to be in default hereunder if Landlord: (i) promptly and diligently commences curing the failure within thirty (30) days after written notice is sent by Tenant to Landlord informing Landlord of such failure; and (ii) diligently prosecutes the cure to completion following the expiration of the original thirty (30) day period set forth herein. Upon such default by Landlord, Tenant may, as its sole remedy, perform the same for and on behalf of Landlord, the cost of which performance, upon the proper payment thereof, together with all interest and penalties necessarily paid in connection therewith and any and all other damages incurred by Tenant as a result of any such default, shall be paid to Tenant by Landlord upon demand, with interest thereon at the lesser of (i) twelve percent (12%); or (ii) the maximum rate then permitted by law, from the date of each expenditure and/or incidence. If the default involves the failure of Landlord to pay monies due to Tenant under this Lease, interest shall accrue on such past due sums from and after the expiration of the thirty (30) day cure period set forth above at the interest rate set forth above.

23. Estoppel Certificate. Promptly upon request, but in no event more than twenty (20) days after request, therefor from Landlord, Tenant agrees to execute and deliver to Landlord or its proposed purchaser or mortgagee a statement certifying (if such be the case) that this Lease is in full force and effect, the date to which rent and other amounts have been paid, that there are no offsets or defenses thereto, and that the Landlord is not in default, or stating those claimed by Tenant, and certifying as to such other matters as Landlord may reasonably request.

24. Alterations and Additions. Tenant will not make any alterations or additions to the Leased Premises without first obtaining Landlord’s prior written consent, which consent will not be unreasonably withheld. Any such work shall be performed by Tenant pursuant to the requirements of Section 8 hereof governing Tenant’s work, including plans and specifications, insurance, quality, payment and indemnification against liens. All such items and work shall become the property of Landlord unless, at the time Landlord consents to such alteration, Landlord requests that Tenant remove them and restore the Leased Premises to its current condition, ordinary wear and tear excepted, upon expiration of the term for whatever reason.

25. Recording. Tenant shall not record this Lease without Landlord’s prior written consent and such recordation shall, at the option of Landlord, constitute a non-curable default of Tenant hereunder. Either party shall, upon request of the other, execute, acknowledge, and deliver to the other a “short form” memorandum of this Lease for recording purposes.

26. Building Manager. The Building Manager is authorized to act for, and in the name of, Landlord for any and all purposes under this Lease except the execution of leases and amendments, renewals, extensions and modifications thereof, and Tenant shall direct any and all notices and inquiries regarding this Lease to the Building Manager. The Landlord reserves the right to substitute any other person, firm or corporation for the Building Manager, upon written notice thereof by Landlord to Tenant.

27. Brokerage. Landlord and Tenant each represent that they have had no dealings with any real estate broker, finder or other persons, with respect to this Lease in any manner, except Oakbrook Commercial Real Estate, Inc., and Landlord will be responsible for the commission to such party. Tenant agrees to indemnify and hold harmless Landlord against and from any claim for any brokerage commission or other fees and all costs, expenses, and attorneys fees in connection therewith, arising out of arty dealings had by Tenant with any broker other than Oak brook Commercial Real Estate, Inc.

28. Waiver of Trial by Jury and Counterclaims. The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or allowable counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use and occupancy of the Leased Premises and/or any claim of injury or damage.

29. Limitation of Landlord’s Liability. Tenant shall look only to Landlord’s interest in the building and the lot on which it is located for satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Leased Premises.

30. Environmental Compliance. During the term of this Lease, Tenant shall:

a. Timely comply with all applicable Environmental Laws relating to Tenant’s possession of the Leased Premises and the conduct of Tenant’s business;

b. Provide Landlord, immediately upon receipt thereof, with copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging violation upon the Leased Premises of any Environmental Laws, or asserting or alleging a circumstance or condition upon the Leased Premises which may require a financial contribution by Tenant or a cleanup, remedial action or other response by or on the part of Tenant under any Environmental Laws.

c. Permit Landlord, in the event Landlord has reasonable cause to believe that there exists a condition or circumstance created by Tenant, its employees or invitees during the term warranting an environmental inspection or audit, at Tenant’s expense to retain a qualified environmental engineer selected by Landlord to perform an environmental inspection and/or audit of the Leased Premises to evaluate Tenant’s compliance with Environmental Laws, and to test for Hazardous Substances on the Leased Premises, and for risks associated with exposure to Hazardous Substances. Tenant shall permit Landlord and its employees and agents access to the Leased Premises and the books and records of Tenant as necessary for the performance of the environmental inspection and/or audit;

d. At its expense, remove or contain any Hazardous Substances on the Leased Premises that were brought onto the Leased Premises by Tenant, its employees or invitees during the term, or perform other corrective action as required by applicable law or by Landlord, acting reasonably, if at anytime it is determined that such Hazardous Substances present a health hazard on the Leased Premises or are required to be removed or contained or other corrective action is required by any Environmental Laws.

e. Definitions

i. As used herein, “Environmental Laws” shall mean any federal, state and local laws including statutes, regulations, rulings, orders, administrative interpretations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances (as defined herein) including, but not limited to, Chapters 280 through 299 of the Wisconsin Statutes, the Federal Toxic Substances Control Act, the Federal Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

ii. As used herein, “Hazardous Substances” shall mean any hazardous waste or substance, asbestos or asbestos-containing material, pollutant, solid, liquid, gaseous, or thermal irritant or contaminant (such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste, including materials to be recycled in the future, reconditioned or reclaimed), petroleum or petroleum-based product, polychlorinated biphenyl (in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form), urea-formaldehyde foamed-in-place insulation, or any other hazardous or toxic waste or substance as defined or included under Environmental Laws.

Landlord warrants and represents that, to the best of Landlord’s actual knowledge, the Leased Premises comply with all applicable Environmental Laws. Landlord represents and covenants to Tenant that, to the best of Landlord’s actual knowledge, the

Leased Premises do not contain any Hazardous Substances in amounts in excess of applicable standards. Landlord is not aware of any underground storage tanks. In the event it is determined that there are Hazardous Substances on, upon or within the Leased Premises or any other environmental conditions not caused by Tenant in violation of any Environmental Laws or which result in action by either local, state or federal environmental agencies, then if, in the opinion of any environmental engineer reasonably chosen by Tenant and approved by Landlord (which consent will not be unreasonably withheld) such violation and/or action materially impairs Tenant’s ability to conduct business upon the Leased Premises and Tenant ceases to operate from the Leased Premises as a direct result thereof, all rent, payable by Tenant hereunder shall, in lieu of all other rights and remedies, abate during such period as Tenant’s ability to so operate is materially impaired, and if such condition continues for in excess of ninety (90) days, either party shall have the right to terminate this Lease and all rights and obligations hereunder by giving written notice to the other party at any time after the expiration of such ninety (90) day period and so long as such condition continues.

The obligations of the parties hereunder shall survive the termination of this Lease.

31. Parking. Tenant and its employees and visitors shall have the non-exclusive right to use fifty-three (53) parking spaces, at no cost to Tenant, located in the parking area on the property. The parking area shall be used in common with other tenants of the building, their employees and visitors. The use of the parking area is subject to such reasonable rules and regulations as may be imposed by Landlord from time to time, including but not limited to a requirement that Tenant furnish Landlord with the automobile license numbers of the vehicles customarily used by Tenant and its employees. Landlord shall have the right to conduct inspections of the parking area to assure compliance with this Paragraph 31. Tenant’s failure to comply with the terms of this Paragraph 31 shall constitute a default under the terms of this lease.

32. Financial Information. Tenant covenants and agrees to provide to Landlord within sixty (60) days after the end of each fiscal quarter of Tenant’s, a balance sheet showing Tenant’s financial condition as of the end of the immediately preceding fiscal quarter, which balance sheet shall comply with generally accepted accounting principles and be certified for accuracy and completeness by the Tenant’s chief financial officer. Any failure to timely provide such financial statements shall constitute a default under this Lease. Such financial information shall be provided on a consolidated basis for Nimblegen Systems, Inc. and Nimblegen Systems, LLC.

IN WITNESS WHEREOF, the parties have hereunto set their hands (or caused this Lease to be executed by their authorized agents) on the date hereinbefore set forth.

Landlord:

WARZYN BUILDING ASSOCIATES

By:	/s/ Charles A. Stoll

Tenant:

NIMBLEGEN SYSTEMS, INC.		NlMBLEGEN SYSTEMS, LLC

By:	/s/ David C. Sneider	By:	/s/ David C. Sneider
	David C. Sneider		David C. Sneider
Vice President and Chief Financial Officer

ADDENDUM

TO BE ATTACHED TO AND MADE A PART OF

LEASE AGREEMENT, DATED NOVEMBER 14, 2000,

BETWEEN WARZYN BUILDING ASSOCIATES, LANDLORD

AND NIMBLEGEN SYSTEMS, INC.

AND NIMBLEGEN SYSTEMS, LLC, TENANT

Extension Option. Provided Tenant is not then in default with respect to any material term of this Lease (with the parties agreeing that any monetary default, whether in the payment of rent or otherwise, shall irrebutably be deemed material) at the time this option is exercised and does not default at any time through commencement of the extension term, and provided this Lease continues in full force and effect, Tenant, at its option, may have two (2) consecutive one (1) year options to extend the term of this Lease subject to the Tenant giving written notice of exercise of this option upon the Landlord which Landlord must receive at least one hundred eighty (180) days before the expiration of the original lease term, or the first extended term, as the case may be, upon the terms and provisions of this Lease, except for this option, and subject to the rentals and other payments as set forth in Sections 4 and 5 of this Lease, including annual adjustments for each year of such extension term. Time is of the essence with respect to the exercise of this option.

FIRST AMENDMENT AND RENEWAL OF LEASE

THIS FIRST AMENDMENT AND RENEWAL OF LEASE, made this      day of January 2004, by and between PERRY ARMSTRONG AND DAVID WALSH, (hereinafter referred to as “Landlord”), and NIMBLEGEN SYSTEM, LLC, (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into a Lease, dated November 14, 2000, (hereinafter referred to as “said Lease”), whereby Tenant is presently leasing office space at 1 Science Court, Madison, Wisconsin (hereinafter referred to as the “Leased Premises”); and,

WHEREAS, Landlord and Tenant desire to further modify and amend said Lease.

NOW, THEREFORE, in consideration of mutual covenants and agreements and good and valuable consideration, the delivery and receipt of which is hereby acknowledged by and between Tenant and Landlord, the parties do hereby agree to renew and amend said Lease as follows:

1. Leased Premises. Tenant currently leases on the bottom and first floors as outlined on Exhibit A and Exhibit B attached hereto.

2. Term. The term of said Lease will be extended for one year effective July 11, 2004 and terminating on July 10, 2005.

3. Base Rent. The monthly base rental rate will be as follows:

2/1/04 to 6/30/05         $19,724.06/per month

7/1/05 to 7/10/05          $6,362.60

4. No Other Changes. All other provisions of said Lease shall remain the same and shall continue in full force and effect.

5. Incorporation Into Lease. Landlord and Tenant agree that executed counterparts of this First Amendment and Renewal of Lease shall be attached to, and become a part of, the respective copies of said Lease now in the possession of each party hereto.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment and Renewal of Lease on the day and year first above written.

NIMBLEGEN SYSTEM, LLC Tenant		PERRY ARMSTRONG AND DAVID WALSH, Landlord

By:	/s/ David Sneider	By:	/s/ Perry Armstrong
David Sneider,
Vice President and Chief Financial Officer

SECOND AMENDMENT AND RENEWAL OF LEASE

THIS SECOND AMENDMENT AND RENEWAL OF LEASE, made this 10th day of May, 2005, by and between PERRY ARMSTRONG AND DAVID WALSH, (hereinafter referred to as “Landlord”), and NIMBLEGEN SYSTEMS, INC., (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into a Lease, dated November 14, 2000, (hereinafter referred to as “said Lease”), and a First Amendment and Renewal of Lease, dated January 1, 2004, whereby Tenant is presently leasing office and lab space at 1 Science Court, Madison, Wisconsin (hereinafter referred to as the “Leased Premises”); and,

WHEREAS, Landlord and Tenant desire to further modify and amend said Lease.

NOW, THEREFORE, in consideration of mutual covenants and agreements and good and valuable consideration, the delivery and receipt of which is hereby acknowledged by and between Tenant and Landlord, the parties do hereby agree to renew and amend said Lease as follows:

1.	Leased Premises. Tenant’s Leased Premises shall be 11,441 useable square feet and 12,242 rentable square feet as shown as “NimbleGen Leased Premises” on Exhibit A attached hereto. The Leased Premises include 887 useable square feet on the first floor that Tenant previously subleased from MWH Americas, Inc. (“MWH”), and 224 useable square feet of 1st floor storage space (labeled “crating room” on Exhibit A).

2.	Term. The term (“Term”) of said Lease will be extended for two years effective July 11, 2005 and terminating on July 10, 2007.

3.	Base Rent. The annual base rental rate will be $19.25 per rentable square foot for the initial term of this Second Amendment.

4.	Renewal Options. Pursuant to all other conditions contained in the Lease Addendum to said Lease, Tenant, at its option, may have four (4) consecutive 15-month options to extend the Term of Said Lease (“Option to Extend”). To exercise the Option to Extend, Tenant must give Landlord notice of exercise at least 180 days before the expiration of the existing Term. Upon exercising the Option to Extend, the annual base rental rate shall increase by 3.0% per year during the first two renewal options and 2.0% during the second two renewal options.

5.	Shared Area. The lunchroom, large conference room, and small conference room near the front entrance, together constituting 1,580 square feet and as more specifically depicted on Exhibit A, shall be shared area for the use of all building tenants (“Shared Area”). Tenant shall have the sole right to convert the Shared Area into Tenant’s Leased Premises at any time during the Term of this Lease (“Conversion Right”). If Tenant should exercise the Conversion Right, the Tenant’s

Leased Premises shall consist of 13,021 (the sum of the original useable square feet, 11,441, and the square feet in the Shared Area, 1,580) rentable square feet and rent payments shall be calculated based on 13,021 square feet.

6.	First Right of Refusal. Landlord grants Tenant an ongoing First Right of Refusal for any space that becomes vacant in the building during the terms. Upon availability of space, Landlord shall notify Tenant in writing. Tenant shall have twenty business days to exercise its Right to expand into said space. If exercised, the lease rate and other business terms for the expansion space will be identical to those contained in Tenant’s Lease at the time of expansion, including the termination date. The tenant improvement allowance for the expansion space will be $5.00 per usable square foot times the number of years (or fraction thereof) until termination of this Second Amendment or extension thereof. Tenant may not exercise this Right on 2nd floor space prior to converting the Shared Area space to leased office space as provided in Paragraph 5 of this Second Amendment.

7.	Janitorial Service. During the term of the Second Amendment and any extensions thereof, Base Rent will include Tenant janitorial. The attached Exhibit C outlines the service specifications.

8.	Continuation of Utility Bill back. Landlord and Tenant acknowledge and agree that Tenant’s electrical, gas, and water usage exceeds the amount normally used by office tenants. Pursuant to Paragraph 5(d) of said Lease and in accordance with past practices, Tenant will continue to pay for the electrical, gas and water costs in excess of a base year amount ($63,088 in 2004), which amount changes periodically based on changes in rates and actual usage. Landlord reserves the right to install a submeter on the electrical service that feeds the rooftop HVAC unit that serves the lower level lab space, in which case Tenant shall be billed back its actual share of the electrical usage for that rooftop HVAC unit.

9.	Repairs and Maintenance. The following language shall be added to Paragraph 6 of said Lease: “In the event Landlord does not provide timely maintenance and repair to the Premises, Tenant may, after notifying Landlord thirty (30) days in advance and allowing Landlord the right to cure the problem, contract out the services to remedy the problem and deduct the expenses from rent payment.”

10.	Refurbishment Allowance. Provided Tenant is not then in default with respect to any material term of this Second Amendment or extension thereof, and upon occupying the Premises for five years from the commencement date of this Second Amendment, Tenant shall be entitled to a Refurbishment Allowance in the amount of $5.00 times the number useable square feet occupied, under the following conditions:

a.	Tenant must use the funds for Premises remodeling and not for personal property or equipment purchases.

b.	Refurbishment plan to be approved in writing by Property Manager, such approval not to be unreasonably withheld.

c.	Work to be performed by a contractor of owner’s choice that is familiar with the building’s HVAC system.

11.	Premises Renovations and Building Capital Improvements. Landlord shall have the work performed as outlined on the attached Exhibit B.

12.	Prohibition of Building Addition. Landlord shall not, while Tenant remains an occupant in the building, allow a new building or building addition to be constructed on site, except as provided for in Exhibit B.

13.	Outdoor Storage. Beginning no later than December 1, 2005, Tenant shall be entitled to the use of one-half of the outside storage enclosure at no extra cost. Tenant shall use good faith efforts to keep the outside storage enclosure reasonably neat and clean.

14.	MWH Amendment Required. The Tenant’s right to the portions of this Second Amendment that pertain to space that MWH currently occupies is subject to MWH’s agreement to terminate its rights to said spaces. A copy of the lease amendment that formally terminates MWH’s rights to said spaces shall be attached to this Second Amendment. If no such agreement is reached, Tenant shall not be entitled to occupy said spaces and Tenant’s square footage and rent shall be adjusted ratably until Tenant is entitled to occupy said spaces.

15.	No Other Changes. All other provisions of said Lease shall remain the same and shall continue in full force and effect.

16.	Incorporation Into Lease. Landlord and Tenant agree that executed counterparts of this Second Amendment and Renewal of Lease shall be attached to, and become a part of, the respective copies of said Lease now in the possession of each party hereto.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment and Renewal of Lease on the day and year first above written.

NIMBLEGEN SYSTEMS, INC. Tenant		PERRY ARMSTRONG AND DAVID WALSH as successors to Warzyn Building Associates, Landlord

By:	/s/ David Sneider	By:	/s/ Perry Armstrong
David Sneider,
Vice President and Chief Financial Officer

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE, made this 16th day of November, 2005, by and between PERRY ARMSTRONG AND DAVID WALSH, (hereinafter referred to as “Landlord”), and NIMBLEGEN SYSTEMS, INC., (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into a Lease dated November 14, 2000, (hereinafter referred to as “said Lease”), a First Amendment and Renewal of Lease dated January 1, 2004, and a Second Amendment and Renewal of Lease dated May 10, 2005 whereby Tenant is presently leasing office and lab space at 1 Science Court, Madison, Wisconsin (hereinafter referred to as the “Leased Premises”); and,

WHEREAS, Landlord and Tenant desire to further modify and amend said Lease.

NOW, THEREFORE, in consideration of mutual covenants and agreements and good and valuable consideration, the delivery and receipt of which is hereby acknowledged by and between Tenant and Landlord, the parties do hereby agree to renew and amend said Lease as follows:

1.	Leased Premises. Commencing November 4,2005, Tenant’s Leased Premises shall be 12,544 useable square feet and 13,422 rentable square feet. The location of the additional Leased Premises is depicted on Exhibit A attached hereto.

2.	Base Rent. The annual base rental rate will be adjusted based on the revised Premises area, with the base rental rate per square foot remaining the same as outlined in the Second Amendment and Renewal of Lease.

3.	No Other Changes. All other provisions of said Lease shall remain the same and shall continue in full force and effect.

4.	Incorporation Into Lease. Landlord and Tenant agree that executed counterparts of this Third Amendment of Lease shall be attached to, and become a part of, the respective copies of said Lease now in the possession of each party hereto.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment and Renewal of Lease on the day and year first above written.

NIMBLEGEN SYSTEMS, INC. Tenant		PERRY ARMSTRONG AND DAVID WALSH Landlord

By:	/s/ David Sneider	By:	/s/ David Walsh
David Sneider,
Vice President and Chief Financial Officer

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE, made this 10th day of August 2006, by and between PERRY ARMSTRONG AND DAVID WALSH, (hereinafter referred to as “Landlord”), and NIMBLEGEN SYSTEMS, INC., (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into a Lease dated November 14, 2000, (hereinafter referred to as “said Lease”), a First Amendment and Renewal of Lease dated January 1, 2004, a Second Amendment and Renewal of Lease dated May 10, 2005 and a Third Amendment of Lease dated November 16, 2005 whereby Tenant is presently leasing office and lab space at 1 Science Court, Madison, Wisconsin (hereinafter referred to as the “Leased Premises”); and,

WHEREAS, Landlord and Tenant desire to further modify and amend said Lease.

NOW, THEREFORE, in consideration of mutual covenants and agreements and good and valuable consideration, the delivery and receipt of which is hereby acknowledged by and between Tenant and Landlord, the parties do hereby agree to renew and amend said Lease as follows:

1.

Leased Premises. Commencing August 9, 2006, Tenant’s Leased Premises shall be 16,301 square feet, including the addition of manufacturing space in the lower level and the lunchroom and conference rooms on the 1st floor. The location of the additional Leased Premises is depicted on Exhibit A attached hereto.

2.	Base Rent. Base rent will increase to $313,794.24 annually ($26,149.52 per month).

3.	Tenant Improvement Allowance. Landlord is delivering the space in an “as is” condition and Tenant hereby waives its right to receive a Tenant Improvement Allowance for its expanded Premises in exchange for other good and valuable consideration, the receipt of which the parties acknowledge by executing this Fourth Amendment.

4.	Shared Area. Per paragraph five of the Second Amendment and Renewal of Lease, Tenant has exercised its Conversion Right and will now occupy the 1,580 square feet of Shared Area on an exclusive basis. The resulting change in square footage has been incorporated into the new Leased Premises.

5.

First Right of Refusal-2nd Floor. As a result of exercising its Conversion Right for the Shared Area, Tenant’s First Right of Refusal, as described in Paragraph 6 of the Second Amendment and Renewal of Lease, is exercisable for the 2nd floor. Tenant acknowledges that it has been provided the opportunity to occupy the entire 2nd floor, has declined to exercise its Right of First Refusal, and waives its twenty-day notice requirement. Paragraph 6 the Second Amendment and Renewal of Lease is hereby deleted as to Tenant’s rights on 2nd Floor but remains in place as to available space in the Lower Level.

6.	No other Changes. All other provisions of said Lease shall remain the same and shall continue in full force and effect.

7.	Incorporation Into Lease. Landlord and Tenant agree that executed counterparts of this Fourth Amendment of Lease shall be attached to, and become a part of, the respective copies of said Lease now in the possession of each party hereto.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment of Lease on the day and year first above written.

NIMBLEGEN SYSTEMS, INC. Tenant		PERRY ARMSTRONG AND DAVID WALSH Landlord

By:	/s/ David S. Snyder	By:	/s/ Perry Armstrong
David S. Snyder,
Vice President and Chief Financial Officer

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE, made this 15th day of February, 2007, by and between FAIRVIEW RIDGE III, LLC (hereinafter referred to as “Landlord” as successor in interest to Perry Armstrong and David Walsh, and NIMBLEGEN SYSTEMS, INC., (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into a Lease dated November 14, 2000, a First Amendment and Renewal of Lease dated January 1, 2004, a Second Amendment and Renewal of Lease dated May 10, 2005, a Third Amendment of Lease dated November 16, 2005, and a Fourth Amendment dated August 10, 2006 (hereinafter referred to as “said Lease”), whereby Tenant is presently leasing office and lab space at 1 Science Court, Madison, Wisconsin (hereinafter referred to as the “Leased Premises”); and,

WHEREAS, Landlord and Tenant desire to further modify and amend said Lease.

NOW, THEREFORE, in consideration of mutual covenants and agreements and good and valuable consideration, the delivery and receipt of which is hereby acknowledged by and between Tenant and Landlord, the parties do hereby agree to renew and amend said Lease as follows:

1.	Term. The Term of said Lease shall end on August 31, 2007.

2.	No other Changes. All other provisions of said Lease shall remain the same and shall continue in full force and effect.

3.	Incorporation Into Lease. Landlord and Tenant agree that executed counterparts of this Fifth Amendment of Lease shall be attached to, and become a part of, the respective copies of said Lease now in the possession of each party hereto.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment of Lease on the day and year first above written.

NIMBLEGEN SYSTEMS, INC. Tenant		FAIRVIEW RIDGE III, LLC (successor in interest to Perry Armstrong & David Walsh) Landlord

By:	/s/ David S. Snyder	By:	/s/ Patrick Sweeney
	David S. Snyder,		Patrick Sweeney, Managing Member
Vice President and Chief Financial Officer